Exhibit 99.1

Press

Release

mailto:mpatten@ctlc.com
Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA APPOINTS CHRIS HAGA TO ITS BOARD OF DIRECTORS

DAYTONA BEACH, Fla. – November 10, 2017 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced the appointment of Christopher W. Haga to the Company’s Board of Directors (the “Board”).  Mr. Haga is a partner with Carlson Capital, L.P. (“Carlson”), an alternative asset management firm founded by Clint Carlson and based in Dallas, Texas.  Carlson currently manages over $8.5 billion in assets, including hedge funds, separately managed accounts and collateralized loan obligations, and through funds it manages, has been a long-term shareholder of the Company.  Mr. Haga joined Carlson in 2003 and presently serves as its Head of Strategic Investments.  Mr. Haga has over 25 years of experience in finance and investments, including fifteen years of managing risk in traded credit and private debt and equity.  Mr. Haga has served, and continues to serve, on a number of public and private company boards, including as chairman of the board of directors for Barbican Group Holdings Limited, a Lloyd’s-based reinsurance group.

Laura M. Franklin, Chairman of the Board of the Company stated, “We are very pleased to welcome Chris to the Company’s Board, and we feel fortunate to have someone of his background and experience as a director.”  Ms.  Franklin continued, “Chris’s knowledge and experience align exceptionally well with the criteria established by the Board for directors, and his perspective as a partner at Carlson Capital, a major shareholder of the Company, will be extremely valuable.”

The Company expects the increase in the size of its Board to eight members resulting from Mr. Haga’s appointment will be temporary, as the Board continues in its efforts to maintain an appropriately-sized Board for the size of the Company.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of mostly single-tenant income investments in diversified markets in the United States including more than 2.1 million square feet of income properties, as well as approximately 8,100 acres of land in the Daytona Beach area.  Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation for the quarter ended September 30, 2017, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.